Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Ronald Morales

610-695-3646

Malvern Bancorp, Inc. Reports Additional Impairment to Previously Announced Impaired Loan and Anticipated Filing of Amended 10-K

PAOLI, PA., February 16, 2021 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association, today announced an additional impairment with respect to a previously announced impaired commercial real estate loan.  As reported in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on January 29, 2021 (the “10-K”), the Company partially charged-off a $13.5 million New York City commercial real estate loan (the “Loan”), and classified the Loan as “non-accruing” as of September 30, 2020.  The partial charge off, as reported in the 10-K, amounted to approximately $2.9 million and resulted in a specific reserve of approximately $581,000, pending the receipt of a third-party appraisal.  As disclosed in the 10-K, further impairment of the Loan could be warranted following receipt of the appraisal report.

Subsequent to the filing of the 10-K, the Company received the third-party appraisal report dated February 11, 2021, that provides a collateral value materially less than the Company’s previously reported estimate as of September 30, 2020, indicating an additional $3.1 million impairment.  The variance to the Company’s previously reported estimate is primarily due to the COVID-19 pandemic’s impact on, and dislocation within, the New York City real estate market.  Based upon the third-party appraisal and resulting impairment, the Company has determined to record an additional $3.95 million provision for loan losses for the three months ended September 30, 2020.  Accordingly, the Company plans to amend and restate the 10-K, and therefore investors should no longer rely on the consolidated financial statements contained in the 10-K.

The increase in the provision for loan losses reduces the Company’s net income for the quarter ended September 30, 2020 from a previously reported net loss of $546,000, or $0.07 per diluted share, to a net loss of $3.5 million or $0.46 per diluted share.  For the fiscal year ended September 30, 2020, the Company’s net income is reduced from $3.6 million, or $0.47 per fully diluted share, as previously reported, to $644,000 or $0.08 per fully diluted share.

The Company is in the process of amending and restating its 10-K and is also in the process of finalizing its first fiscal Quarterly Report on Form 10-Q for the quarter ended December 31, 2020 (the “10-Q”).  The 10-Q will be delayed as the Company prepares its restated 10-K/A.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach Florida. The Bank also maintains representative offices in Wellington, Florida, Quakertown and Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized investment advisory services to individuals, families, businesses and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services.

The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our website at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our website at http://www.mymalvernbank.com.

Forward-Looking Statements

When used in this press release, or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expect to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the market areas we conduct business, which could materially impact credit quality trends; changes in laws, regulations or policies of regulatory agencies; fluctuations in interest rates; demand for loans in the market areas we conduct business; and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.